  EXHIBIT 99.1

Toga Limited Announces Its Office Relocation to California Press Release | 09/11/2019

Toga Limited, developer of the popular social media messaging app “Yippi” (OTC: TOGL), is pleased to announce they have moved their U.S. executive offices to a new location in Irvine, California.

The address and telephone number of the new location is 2575 McCabe Way, Suite 100, Irvine, California 92614, (949) 333-1603.

“We have been looking to relocate our corporate office from Las Vegas, NV to Irvine, CA for corporate efficiencies. We were fortunate to obtain a great space for our U.S. – based corporate team to thrive in an area known for great financial and corporate resources. This will allow us to grow and take advantage of the area’s resources.” said Alexander Henderson, Chief Financial Officer of Toga Limited.

For more information visit us at www.togalimited.com

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Toga Limited

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